Exhibit 10.9

Spouse Consent Letter

Juan Zhou who is the wife of Mr. Xiaoping Chen disposes pursuant to the arrangement under the Exclusive Option Agreement, Voting Proxy Agreement, and Equity Pledge Agreement (“Transaction Documents”) signed on July 21, 2015 by Mr. Xiaoping Chen. I hereby agree and confirm that the equities of [Name of Variable Interest Entity] do not belong to the joint property of Mr. Xiaoping Chen and me.

I further guarantee that no action may be taken for purposes conflicting with the above arrangements, including claiming that the equities constitute the property or joint property of Mr. Xiaoping Chen and me, and based on such claims, claiming to participate in the daily operation and management of the domestic enterprise or in any way affecting my spouse’s decisions on these equities. I hereby unconditionally and irrevocably waive any equities that may be conferred on me by applicable laws and any rights or interests arising from my ownership of equities. I further confirm, undertake and guarantee that, my spouse has the right in any case to dispose the equities held by him and the corresponding assets in the domestic enterprise, and I promise not to take any action that may affect or prevent my spouse from performing his obligations under the transactions.

/s/ Juan Zhou

Schedule of Material Differences

One or more spouse consent letters using this form were executed. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of Variable Interest Entity
1.	Foshan Yunmi Electric Appliances Technology Co., Ltd.
2.	Beijing Yunmi Technology Co., Ltd.